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                                                                    EXHIBIT 10.1


        Briarly Cottage, Paintings Lane, Highclere, Hampshire, RG20 9PS
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Raymond Seitz
Chairman of the Board
Authoriszor Incorporated
One Van de Graaff Drive, Suite 502
Burlington, Massachusetts 01803-5188

                              30th September 2000

Dear Raymond:

Further to our recent discussions meetings I am pleased to be able to offer my services to Authoriszor Inc. (the "Company") as a non-executive director subject to the following terms and conditions as set out in this letter (the "Agreement").

My appointment shall be deemed to have commenced with effect from 18th October 2000 and shall continue unless terminated by either myself or the Company. It is expected that my initial appointment will be for a period of not less than 3 years. I may terminate my service as a director by submitting my resignation as a director and by giving at least three (3) months written notice to the Company with respect to such resignation. If the Company requests that I resign as a director, I will do so, provided that the Company gives me at least three months written notice. Notwithstanding the foregoing, my service as a director shall terminate immediately if (i) I fail to be elected at any stockholder meeting in which directors are elected; (ii) I am removed as a director by the action of the stockholders of the Company; or (iii) the Board of Directors in the exercise of its fiduciary duty shall have determined that I should be removed as a director for cause.

During the term of my engagement as a non-executive director of the Company I shall use my best endeavours to promote the interest of the Company and its subsidiaries as required for the proper performance of my duties as a non-executive director of the Company. Such duties include without limitation the provisions of my time for preparation for and attendance at board meetings and committees of the company (including audit and remuneration committee if so required) and other duties as may be agreed between us from time to time. The Company will use all reasonable endeavours to notify me well in advance as to when board and other meetings are planned. I will perform my duties at the relevant Company's premises, or elsewhere as agreed between us.

In consideration of the services to be rendered by me to the Company, the Company shall pay to me a fee of $48,000 per annum (the "Fee"). The Fee will be payable monthly in arrears on the last day of each such month subject to me previously rendering an invoice in respect thereof to the Company. Furthermore, the Company proposes to grant to me an option to purchase 100,000 shares of common stock of the Company at an exercise price equal to the closing price of the Company's common stock on Nasdaq on the effective date of this agreement (October 18, 2000) in accordance with the Company's 2000 Omnibus Stock and Incentive Plan (the "Plan"), and subject to the terms and conditions contained in a Stock Option Agreement between myself and the Company. The Stock Option Agreement shall provide that the option shall become exercisable for a three (3) year term if, and when, I am re-elected to the Board of Directors at the Company's 2000 Annual Meeting of Stockholders and the Plan is approved by the Stockholders at the 2000 Annual Meeting of Stockholders. The Stock Option Agreement shall terminate upon the effective date of my resignation from the Board of Directors and shall otherwise be in
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a form substantially similar to the Company's Stock Option Agreement with yourself, including, but not limited, to the termination provisions and the definition of termination for "cause" set forth therein.

The Company will reimburse me for any reasonable out of pocket expenses incurred in the performance of my duties. If requested I must produce to the Company any receipts or other evidence of actual payment of my expenses as the Company may reasonably require. In addition, the Company will reimburse me for reasonable travelling expenses incurred and mileage driven by me on the Company's business at the rate of 80p per mile.

In consideration of my entering into this Agreement I hereby warrant and undertake to the Company that in entering into and performing my duties hereunder that I am not subject to any restriction which might hinder or prevent me from fully performing any of my duties and that I am not in breach of any other contract.

During the course of this Agreement I acknowledge that I will have access to confidential information which shall include all information which is of a confidential nature and of a value to the Company and its subsidiaries. Such information shall include (in particular but without limitations) information concerning goods or services, know-how, research and development and development and business method, production and manufacturing processes, suppliers, customers, financial position and all business affairs of the Company and its subsidiaries generally which shall not include information which has come into the public domain other than as a result of wrongful disclosure by me. Without the Company's consent in writing, I shall not use or disclose any confidential information except as necessary to provide my services hereunder and further after termination of this Agreement (howsoever occurring) I will not for any reason without the Company's prior written consent use or disclose any confidential information nor cause it to be used or to be disclosed through any failure to exercise due care or due diligence without limits of point of time. Further, on termination of this Agreement under any circumstances I shall return to the Company in good condition (fair wear and tear excepted) all of the Company's property in my possession or control together with all materials in my possession or control which relate to the Company and it subsidiaries and I shall not return copies thereof. Finally, upon termination of this Agreement by myself or the Company, as the case may be, I will not at any time represent myself at any time thereafter or cause or permit myself to represent to any other person or entity as being in any way still connected with the Company or any of its subsidiaries. Additionally, I acknowledge that I will be subject to, and will comply with, the Company's Insider Trading Policy, as amended or supplemented from time to time, for the duration of this Agreement.

I acknowledge that I am not an employee of the Company and accordingly I shall be responsible for and shall indemnify the Company against any claims made by any competent authority against the Company in respect of any income tax, national insurance or similar contributions or any other taxation in each case relating to the provision of my services hereunder.

This Agreement is governed by the law of the Commonwealth of Massachusetts.

Notices shall be delivered by hand or registered first class post to the office of the Company as set forth above.

I may notify any change of address in writing to the Company's office as set forth above, any notice delivered by hand shall be served at the time of delivery, notices sent by post shall be served 96 hours after the time of posting in proving service it shall be sufficient to prove that hand delivery was made or that the envelope containing the notice was properly addressed as the case maybe.
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Any provisions of this Agreement which are expressed to operate or have effect after the termination of this Agreement shall remain in effect after termination.

Would you please sign the enclosed copy of this letter and return it as your confirmation as your acceptance of its contents. If there is any aspect of this arrangement you wish to discuss or have clarified please do not hesitate to contact me.

Yours sincerely,



For and on behalf of Authoriszor Inc., this day of October __, 2000, I hereby agree to the terms of the letter, dated 30th September 2000, a copy of which is set out above.


AUTHORISZOR INC.

By:
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     Raymond G. H. Seitz
     Chairman of the Board